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                                                                      EXHIBIT 11



                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                YEAR ENDED DECEMBER 29, 1996
                                               ------------------------------
(IN THOUSANDS, EXCEPT PER SHARE LOSS)            PRIMARY        FULLY DILUTED
                                                 -------        -------------


Average shares outstanding                        8,632               8,599

Effect of dilutive stock options - due
to the Company's net loss, assumed conversion
of stock options is antidilutive                      0                   0
                                              ----------          ----------
          Totals                                  8,632               8,599
                                              ----------          ----------
                                              ----------          ----------

Net loss                                     $  (24,804)         $  (24,804)
                                              ----------          ----------
                                              ----------          ----------

Loss per share                                $   (2.87)         $    (2.88)
                                              ----------          ----------
                                              ----------          ----------


No earnings per share amounts are presented for the year ended December 31, 1995 since the Company had no separate capital structure until August 25, 1995.

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